Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about September 5, 2006) pertaining to the 2004 Equity Incentive Plan, 2004 Employee Stock Purchase Plan, 2004 Non-Employee Directors’ Stock Option Plan, Inducement Stock Option Agreement by and between the Registrant and James L. Freddo, M.D. of Anadys Pharmaceuticals, Inc., of our reports dated March 1, 2006, with respect to the consolidated financial statements of Anadys Pharmaceuticals, Inc., Anadys Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Anadys Pharmaceuticals, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

San Diego, California	/s/ ERNST & YOUNG LLP
August 29, 2006